EXECUTION COPY

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of October 31, 2006, is among Alcoa Securities Corporation, a corporation organized under the laws of Delaware, U.S.A. (hereinafter “Seller”), Alcoa Inc., a corporation organized under the laws of Pennsylvania, U.S.A. (hereinafter “Alcoa”), and Ply Gem Industries, Inc., a corporation organized under the laws of Delaware, U.S.A. (hereinafter “Purchaser”).

RECITALS

A. Seller, Alcoa and Purchaser are parties to that certain Stock Purchase Agreement (the “SPA”) dated as of September 22, 2006.

B. Seller and Purchaser are parties to that certain Seller Disclosure Letter (the “Disclosures”) dated as of September 22, 2006.

C.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SPA.

D. The parties hereto desire to amend the SPA and the Disclosures on the terms and conditions set forth herein.

AGREEMENTS

In consideration of the foregoing premises and the covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Amendments and Supplements to the SPA. The SPA is amended and supplemented as set forth below.

(a) Sections 11.05 and 11.06. Sections 11.05 and 11.06 of the SPA are hereby amended by adding the indicated bold, double-underlined language, and eliminating the struck-through language:

Section 11.05 Environmental Indemnification. Seller will, subject to the limitations set forth in Sections 13.03 (other than with respect to the indemnification  obligations of Seller set forth in Section 11.05(e), which shall not be subject to such limitations)and13.05 and the procedures set forth in Section 13.04, indemnify, defend, hold harmless, pay and reimburse the Purchaser Indemnitees from and against any and all Losses to the extent arising out of or resulting from:

(a) any breach of or inaccuracy in any the representations and warranties set forth in Section 4.15, as of the date such representation or warranty was made or as if such representation or warranty were made on and as of the Closing Date (except for such representations and warranties that expressly relate to a specified date, the breach of or inaccuracy in which will be determined by reference to such specified date); or
(b) any release or disposal of or exposure to (except employee exposure to the extent resulting Losses are covered by workers compensation) any Hazardous Substances prior to the Closing Date either (i) on the Real Property or (ii) otherwise relating to the ownership or operation of the Business or the Company prior to the Closing;
(c) the violation of any Applicable Environmental Law by the Company prior to the Closing Date;~~or~~
(d) any release, threatened release or disposal of any Hazardous Substances on any real property not owned or operated by the Company but at which the Company or any of its Affiliates or any predecessors of any of the foregoing arranged for the disposal of Hazardous Substances prior to the Closing Date; or
(e) any release, threatened release or disposal of or exposure to any Hazardous Substances at any time on the real property located at 2900 Campbell Road, Sidney, Ohio.

Section 11.06 Survival. The obligations of Seller to indemnify Purchaser pursuant to Section 11.05will expire on the third anniversary of the Closing Date except for the indemnificationobligations of Seller set forth in Section 11.05(e) which shall survive without limitation.Notwithstanding the foregoing, the obligation of Seller to indemnify, defend and hold harmless Purchaser pursuant to Section 11.05shall not terminate with respect to any item as to which Purchaser shall have, before the expiration of Seller’s indemnification obligations, previously made a claim by delivering a notice pursuant to Section 14.04(stating in reasonable detail the basis of such claim) to Seller.

2. Amendments and Supplements to the Disclosures. The Disclosures are amended and supplemented as set forth below.

(a) Section 4.07(b)(4) of the Leased Property Disclosure. Section 4.07(b)(4) of the Leased Property Disclosure is hereby amended by adding the indicated bold, double-underlined language:

Lease between Omega Corporate Center, L.P. (“Landlord”) and Alcoa Building Products, Inc. (“Tenant”) dated October 24, 2001 for 1590 Omega Drive, Pittsburgh, Pennsylvania, as amended pursuant to First Lease Amendment dated August 29, 2003 between Landlord and Alcoa Home Exteriors, Inc. (“Tenant”) and Second Lease Amendment dated December 12, 2003 between Landlord and Tenant.

(b) Section 4.07(b) of the “Leased Property” Disclosure. Section 4.07(b) of the “Leased Property” Disclosure is hereby amended by adding the indicated bold, double-underlined language in clauses (1), (9), (11) and (13) below:

(1) Agreement To Lease dated June 6, 2001 between Roller Eavers Partnership, LC (“Lessor”) and Alcoa Building Products (“Lessee”) and Planters Bank & Trust Company of Virginia (“Assignee”), as amended pursuant to that certain First Amendment to Lease dated August 1, 2003 between Roller Eavers Partnership, LC (“Lessor”) and Alcoa Building Products (“Lessee”) and Second Amendment to Lease dated September 29, 2006 between Lessor and Alcoa Home Exteriors, Inc. for property located at South River District, Stuarts Draft, Virginia.

(9) Lease Agreement dated August 26, 2003 between Service First Logistics Corporation (“Landlord”) and Alcoa Home Exteriors, Inc. (“Tenant”), as amended pursuant to the Lease Addendum dated October 10, 2003 between the parties; Lease Addendum dated November 21, 2003 between the parties; Fourth Amendment dated February 26, 2004 between the parties; Fifth Amendment dated March 29, 2004 between the parties; Sixth Amendment To Lease Agreement dated April 20,2004; Seventh Amendment To Lease Agreement dated September 2, 2004; and The Eight Amendment To Lease Agreement dated November 28, 2005 between the parties for property located at 805 Victory Trail Road, Gaffney, South Carolina.

(11) Lease Agreement dated ~~September ____, 2006~~ October 3, 2006 between J.C. Ray Incorporated (“Landlord”) and Alcoa Home Exteriors, Inc. (“Tenant”) for property located at 3345 and 3365 Juanita Dr., Denison, Texas. ~~This lease is to be executed before the Closing Date.~~

(13) Lease dated October 18, 2006 between Morris Mill Road Plant, LLC (“Landlord”) and Alcoa Home Exteriors, Inc. (“Tenant”) for property located at 2493 Morris Mill Road, Staunton, Virginia.

(c) Section 4.07(b) of the “Exceptions to a Lease” Disclosure. Section 4.07(b) of the Exceptions to a Lease Disclosure is hereby amended by adding the indicated bold, double-underlined language, and eliminating the struck-through language:

EXCEPTIONS TO A LEASE

~~1. Lease Agreement dated September ___, 2006 between J.C. Ray Incorporated (“Landlord”) and Alcoa Home Exteriors, Inc (“Tenant”) for property located at 3345 and 3365 Juanita Dr., Denison, Texas. This lease is to be executed before the Closing Date.~~

~~2. Lease Addendum dated November 21, 2003 between Service First Logistics Corporation (“Landlord”) and Alcoa Home Exteriors, Inc. (“Tenant”) for 805 Victory Trail Road, Gaffney, South Carolina cannot be located.~~

1. The Exhibit concerning the environmental Baseline Report referenced in Section Eleven of the Agreement To Lease dated June 6, 2001 between Roller Eavers Partnership, LC (“Lessor”) and Alcoa Building Products (“Lessee”) and Planters Bank & Trust Company of Virginia (“Assignee”), as amended, for the for property located at South River District, Stuarts Draft, Virginia, cannot be located.

~~3~~2. Lease Agreement with Option to Purchase dated about November 6, 1996 between Windsor Investments, L.P. and Kawneer Company, Inc. which is the underlying lease for the Commercial Sublease Agreement dated November 30, 1999 between Windsor Investments, L.P. (“Sublessor”) and Alcoa Building Products, Inc. (“Sublessee”) for 2011 McGregor, Denison, Texas cannot be located.

~~4. Lease between Omega Corporate Center, L.P. (“Landlord”) and Alcoa Building Products, Inc. (“Tenant”) dated October 24, 2001 for 1590 Omega Drive, Pittsburgh, Pennsylvania. The agreement or letter extending the term of this lease cannot be located.~~

(f) Section 4.15 Environmental Matters. Section 4.15(4) Environmental Matters are hereby amended by adding the indicated bold, double-underlined language, and eliminating the struck-through language:

Philip Services, Rock Hill, South Carolina - The Company is involved at this site through its affiliation with Southeastern Kusan. The site operated from the 1960s to 1997 as a hazardous waste recycler and incinerator. The South Carolina Department of Health and Environmental Control is the lead agency who has been investigating, and implementing removal actions at the site since approximately 2004. In November 2004, SCDHEC sent notice letters to a number of entities, not including Southeastern Kusan, demanding that those entities make a good faith offer to investigate and remediate the site. A PRP group formed in February 2005, and in May 2006, this group invited other former alleged contributors to the site, including Southeastern Kusan, to join the group and participate at the site. Alcoa, on behalf of Southeastern Kusan and other affiliated and/or predecessor entities, joined the group in June 2006. To date, Alcoa has paid two assessments totaling $25,000 to the group to fund the group's work related to the site. According to nexus documents acquired by the group from SCDEHC, it appears that Southeastern Kusan allegedly sent some ~~276,990~~ 358,000 lbs of material to the site, which would represent less than 1% of the total waste in to the site. The group has yet to develop a~~n~~ final allocation for the site as the number of parties in the group continues to expand. ~~, and therefore there are no percentage shares for the group member~~ Currently, SCDHEC is conducting the RI/FS at the site and hopes to have the remedy selected in early 2007. SCDHEC has indicated to the group that it intends to commence negotiations with the PRP group in the very near future to reach an agreement under which the group would perform the selected remedy. SCDHEC’s preliminary estimate for total future costs to finalize the RI/FS and implement the remedy totals between $15 and $25 MM.

3. Amendments and Supplements to the SPA Regarding Certain Material Contract Matters. The parties hereby acknowledge that prior to the date hereof, Seller notified Purchaser of an actual or alleged breach or default by the Company under the Material Contract described in Section 4.13(a)(xv)(15) of the Disclosure Letter (the “Subject Material Contract”) and that on or prior to the date hereof, in order to induce Purchaser to proceed with the Closing, Seller has caused the Company to enter into a letter agreement to the Subject Material Contract with the other party thereto (the “Waiver”), pursuant to which such other party agreed to waive such actual or alleged breach or default in return for the payment of an amount calculated in accordance therewith (the “Waiver Amount”) and at the time specified therein. In furtherance of the foregoing, and to further induce Purchaser to proceed with the Closing:

(a) Purchaser hereby agrees to cause the Company to perform its obligations set forth in the Waiver, including paying the Waiver Amount to the other party to the Subject Material Contract, at the time specified in the Waiver; and

(b) Notwithstanding anything to the contrary set forth in the SPA, for all purposes under the SPA, the Waiver Amount shall be deemed to be a current liability as of the close of business on the Closing Date, shall be included in the calculation of the Closing Working Capital pursuant to Article 3 of the SPA and shall be reflected as a current liability in the Closing Working Capital Statement, and the SPA shall be deemed to be amended, supplemented and otherwise modified accordingly.

4. Governing Law. This Amendment shall be construed and interpreted in accordance with the internal laws of the State of New York without giving effect to the conflict of laws principles thereof.

5. No Other Modification. Other than as set forth in this Amendment, the terms and conditions of the SPA and Disclosure shall remain in full force and effect without modification thereto and is hereby ratified and confirmed.

6. Counterparts. This Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. This Amendment, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Remainder of Page Intentionally Left Blank.
Signature Page Follows.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Amendment, or caused this Amendment to be duly executed and delivered on its behalf as of the date first written above.

SELLER: ALCOA SECURITIES CORPORATION

By:
Name:
Title:

ALCOA INC.

By:
Name:
Title:

PURCHASER: PLY GEM INDUSTRIES, INC.

By:
Name:
Title:

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